Pricing Supplement No. 13 dated November 28, 2005             Rule 424(b)(3)
(To Prospectus dated November 13, 2001                        File No. 333-72340
and Prospectus Supplement dated November 13, 2001)

                           Colgate-Palmolive Company

                       Medium-Term Notes - Floating Rate

                                   Series E

      We are hereby offering to sell Notes having the terms specified below to you with the assistance of Morgan Stanley & Co. Incorporated, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (the "Agents"), each acting as principal, at a fixed initial public offering price of 100% of the principal amount, together with accrued interest from October 4, 2005.


Principal Amount:   $44,201,000                          Trade Date:   November 28, 2005
Issue Price:  100%, together with accrued                Original Issue Date:  December 1, 2005
               interest of  $268,115.90 in the           Net Proceeds to Colgate:  $44,027,105.90
               aggregate from October 4, 2005            (including accrued interest of $268,115.90
Current Interest Rate: 3.765%                            in the aggregate from October 4, 2005).
Stated Maturity Date:   April 4, 2045                    Agent's Discount or Commission:  $442,010
CUSIP Number:   194 16 QDF 4


Base Rate:
         [ ]  Certificate of Deposit Rate
         [ ]  CMT Rate
         [ ]  Commercial Paper Rate
         [ ]  Eleventh District Cost of Funds Rate
         [X]  LIBOR Telerate:  Page 3750 [_]  LIBOR Reuters
         [ ]  Prime Rate
         [ ]  Treasury Rate
         [ ]  Other (see attached)

Interest Reset Dates: January 4, April 4, July 4 and October 4 of each year, commencing on January 4, 2006

Interest Determination Dates: Quarterly, two London Banking Days prior to each Interest Reset Date

Interest Rate Reset Period:  Quarterly

Interest Payment Dates: January 4, April 4, July 4 and October 4 of each year, commencing on January 4, 2006

Index Maturity:  3 month

Index Currency:  US Dollars

Spread:  - 0.30%

Spread Multiplier:  N/A

Maximum Interest Rate:  N/A

Minimum Interest Rate:  N/A

Day Count Convention:
         [_]  30/360 for the period from ________ to ________
         [X]  Actual / 360 for the period from April 4, 2005 to April 4, 2045.
         [_]  Actual / Actual for the period from _______ to ______

Redemption:            The Notes may be redeemed at the option of Colgate
                       prior to the stated maturity date. See "Other
                       Provisions - Optional Redemption" below.

Optional Repayment:    The Notes may be repaid at the option of the holders
                       prior to the stated maturity date. See "Other
                       Provisions - Optional Repayment" below.

Currency:
         Specified Currency:   US Dollars
         Minimum Denomination: $1,000

Original Issue Discount: [_]      [X]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [X]    Book-entry    [_]   Certificated


[X]      Other provisions:

Optional Redemption:   Colgate may at its option elect to redeem the Notes, in
                       whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to the holders, on April
                       4, 2035 or on any business day thereafter at the following redemption prices corresponding to the periods set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the redemption date:



                             If Redeemed During
                       the 12-Month Period Commencing on:       Redemption Price
                       ----------------------------------       ----------------

                                  April 4, 2035                      105.00%
                                  April 4, 2036                      104.50
                                  April 4, 2037                      104.00
                                  April 4, 2038                      103.50


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


                                  April 4, 2039                      103.00
                                  April 4, 2040                      102.50
                                  April 4, 2041                      102.00
                                  April 4, 2042                      101.50
                                  April 4, 2043                      101.00

                                  April 4, 2044
                                  and thereafter to, but
                                  excluding, maturity                100.50


Optional Repayment:    Notwithstanding anything to the contrary contained in
                       the Prospectus Supplement dated November 13, 2001, the holders of the Notes may elect to cause Colgate to repurchase the Notes, in whole or in part, in increments of $1,000 or any multiple of $1,000, upon not less than 30 nor more than 60 days' prior written notice to Colgate, on April 4 of each of the years set forth below, at the amounts corresponding to the years set forth below (expressed as a percentage of the principal amount of the Notes), together with any accrued interest to the repayment date:

                                 Repayment Date                  Repayment Price


                                  April 4, 2006                       98.00%
                                  April 4, 2007                       98.00
                                  April 4, 2008                       98.00
                                  April 4, 2009                       98.00
                                  April 4, 2010                       98.00
                                  April 4, 2011                       99.00
                                  April 4, 2012                       99.00
                                  April 4, 2013                       99.00
                                  April 4, 2014                       99.00
                                  April 4, 2015                       99.00
                                  April 4, 2016 and
                                  April 4 of each third year
                                  thereafter to maturity             100.00


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


      The Agents have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the Agents, the principal amount of Notes set forth opposite their respective names.

            Agent                                     Principal Amount of Notes
-------------------------------------                 -------------------------
Morgan Stanley & Co. Incorporated                            $20,000,000
UBS Securities LLC                                            12,761,000
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated                                   10,000,000
Citigroup Global Markets Inc.                                  1,440,000
                                                      -------------------------
Total                                                        $44,201,000
                                                      =========================


Use of Proceeds:

      The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of November 25, 2005, Colgate's outstanding commercial paper had a weighted average interest rate of 4.00% with maturities ranging from three days to forty-six days.

Certain United States Federal Income Tax Considerations:
-------------------------------------------------------

      The following discussion supplements the discussion contained in the Prospectus Supplement dated November 13, 2001 under the heading "Certain United States Income Federal Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

      Notes Used as Qualified Replacement Property.

      Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of Section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "passive income test"). For purposes of the passive income test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "affiliated group") when computing the amount of passive investment income under Section 1042.

      Colgate believes that less than 25 percent of its affiliated group's gross receipts is passive investment income for the taxable year ending December 31, 2004. In making this determination, Colgate has made certain assumptions and used procedures which it believes are reasonable. Colgate cannot give any assurance as to whether it will continue to meet the passive income test. It is, in addition, possible that the Internal Revenue Service may disagree with the manner in which Colgate has calculated the affiliated group's gross receipts (including the characterization thereof) and passive investment income and the conclusions reached herein.

      The Notes are a reopening of the Floating Rate Notes maturing April 4, 2045 and are securities with no established trading market. No assurance can be given as to whether a trading market for the Notes will develop or as to the liquidity of a trading market for the Notes. The availability and liquidity of a


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


trading market for the Notes will also be affected by the degree to which purchasers treat the Notes as qualified replacement property.

Legal Matters:
--------------

      Sidley Austin Brown & Wood LLP, New York, New York has acted as counsel for Colgate. Mayer Brown Rowe and Maw LLP has acted as counsel for the Agents.


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